Exhibit 99.1

Expedia, Inc. Announces CFO Transition

BELLEVUE, Wash., September 1, 2011 – Expedia, Inc. (NASDAQ: EXPE) today announced that chief financial officer Michael Adler has decided to leave the company after six years in his position. Adler will remain with the company during a transition period that will include the completion of the pending spin-off of TripAdvisor. Mark Okerstrom, currently senior vice president of corporate development, will be appointed as the company’s new CFO and will assume the role after the transition period.

“Mike has been a core member of our senior executive team and a driving force in our global and product led growth strategy. During his tenure, Mike helped drive a doubling of our GAAP earnings per share, effectively steered the company through the global financial crisis and positioned us with a rock-solid balance sheet as we approach the date of the TripAdvisor spin-off,” said Dara Khosrowshahi, Expedia Inc. president and CEO. “We will miss his guidance, leadership and sense of humor and thank him for helping shape Expedia into the company that it is today.”

Okerstrom joined Expedia in 2006, and currently leads the company’s corporate strategic planning and mergers and acquisitions functions. Prior to joining Expedia, Okerstrom was with strategy consultancy Bain & Company in Boston and San Francisco and was also a mergers and acquisitions attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Okerstrom holds a MBA from Harvard Business School and a law degree from the University of British Columbia.

“Mark brings deep knowledge of Expedia’s business and the travel industry to his new role. Over the past five years, Mark has helped to shape the Expedia, Inc. corporate strategy and has played an integral role in tackling some of our most important strategic and financial issues. During his tenure, we have added more than 20 new brands to our family and, as a result, have established and strengthened our leading positions in key products and markets around the world,” said Khosrowshahi. “Given his experience and tenure with the company, Mark will be able to transition seamlessly into the CFO position.”

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes more than 90 localized Expedia.com®- and Hotels.com®-branded sites; leading U.S. discount travel site Hotwire®; leading agency hotel company Venere.com™; Egencia®, the world’s fifth largest corporate travel management company; the world’s largest travel community TripAdvisor® Media Group; destination activities provider ExpediaLocalExpert®; luxury travel specialist Classic Vacations®; and China’s second largest booking site eLong™. The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers vast opportunity to reach the most valuable audience of in-market travel consumers anywhere through TripAdvisor Media Group and Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network.

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